Exhibit 1.1

WISeKey Announces Final Distribution Ratios for Partial Spin-Off Distribution of SEALSQ

Zug, Switzerland – May 19, 2023– As previously announced, shareholders of WISeKey International Holding Ltd (“WISeKey” or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company, approved a special dividend-in-kind in the form of 1,500,300 Ordinary Shares in SEALSQ Corp (“SEALSQ”) distributed to holders of WISeKey's Class A Shares, Class B Shares and American Depositary Shares (“ADSs”).

The distribution of SEALSQ Ordinary Shares to Class A holders, Class B holders and ADS holders is expected to take place on May 23, 2023.

Each holder of Class B Shares of WISeKey will receive 0.010301 SEALSQ Ordinary Shares for each WISeKey Class B Share held at close of trading on May 19, 2023 (the “Swiss Record Date”). Each holder of Class A Shares of WISeKey will receive 0.002060 SEALSQ Ordinary Shares for each WISeKey Class A Share held at close of trading on the Swiss Record Date.

Each holder of ADSs of WISeKey (each representing ten Class B Shares of WISeKey) will be entitled to receive 0.103011 SEALSQ Ordinary Shares for each ADS held at close of trading on May 22, 2023 (the “US Record Date”).

Of note, SEALSQ Ordinary Shares began trading on a “when-issued” basis on the Nasdaq Global Market at the open on May 19, 2023 and will continue up to and including May 23, 2023 under the ticker “LAESV.” Trades in the “when-issued” market are expected to settle on May 26, 2023. SEALSQ Ordinary Shares are expected to commence “regular-way” trading on May 24, 2023 under the ticker symbol “LAES”. Trades in the “regular-way” market are expected to settle within the standard settlement cycle, which is the second business day after the trade.

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd, SEALSQ Corp and their respective businesses. Forward-looking statements include statements regarding business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the expected benefits and costs of the intended spin-off transaction, the expected timing of the completion of the spin-off transaction and the transaction terms, SEALSQ’s ability to implement its growth strategies, SEALSQ’s ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; the approval of SEALSQ’s listing of its Ordinary Shares on NASDAQ and the risks discussed in WISeKey’s and SEALSQ’s filings with the SEC. Risks and uncertainties are further described in reports filed by WISeKey and SEALSQ with the SEC.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any shares or other securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FinSa’s predecessor legislation or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The registration statement referred to in this press release, including the Prospectus contained therein, constitutes a foreign prospectus within the meaning of article 54 paras. 2 and 3 of the FinSA and article 70 paras. 2-4 of the Swiss Financial Services Ordinance of November 6, 2019, as amended.